Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS IMPROVED PULP PRICES LEADING TO
STRONGER 2009 THIRD QUARTER RESULTS
     NEW YORK, NY, October 28, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the third quarter ended September 30, 2009. Operating EBITDA increased by over 200% in the current quarter to €13.0 million (U.S.$18.6 million) from €3.9 million (U.S.$5.3 million) in the prior quarter and compares to €24.0 million (U.S.$36.0 million) in the third quarter of 2008. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 7 of the financial tables in this press release.
Summary Financial Highlights

	Q3	Q2	Q3
	2009	2009	2008
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€145.9	€147.5	€178.6
Energy revenues	10.4	11.4	6.2
Operating income (loss)	(0.5)	(9.7)	9.9
Operating EBITDA	13.0	3.9	24.0
Unrealized gain (loss) on derivative instruments	(3.3)	7.5	(8.2)
Foreign exchange gain (loss) on debt	3.8	5.2	(9.6)
Net income (loss) attributable to common shareholders	(14.1)	(11.5)	(17.2)
Net income (loss) per share attributable to common shareholders:
Basic	€(0.39)	€(0.32)	€(0.47)
Diluted	€(0.39)	€(0.32)	€(0.47)
Summary Operating Highlights

	Q3	Q2	Q3
	2009	2009	2008
Pulp Production (‘000 ADMTs)	345.8	349.1	368.4
Scheduled Production Downtime (‘000 ADMTs)	35.4	0.6	9.0
Pulp Sales (‘000 ADMTs)	361.6	395.4	363.8
NBSK pulp list price in Europe (US$/ADMT)	693	602	878
NBSK pulp list price in Europe (€/ADMT)	485	442	585
Average pulp sales realizations (€/ADMT)(1)	397	367	484
Energy Production (‘000 MWh)	354.4	376.0	377.3
Energy Sales (‘000 MWh)	121.8	128.5	119.5
Average Spot Currency Exchange Rates(2):
€ / $	0.6990	0.7338	0.6658
C$ / $	1.0974	1.1671	1.0416
C$ / €	1.5694	1.5890	1.5620

(1)	List price, less discounts and commissions.

(2)	Average Bank of Canada noon spot rates over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “In the third quarter, pulp markets continued to strengthen. Strong demand from China and historically low global inventories for bleached softwood kraft pulp, which are reported to have currently fallen to approximately 22 days of supply, helped support upward pricing momentum. During the current quarter, three price increases raised European list prices by a total of U.S.$100 per ADMT to U.S.$730 per ADMT by quarter end. Subsequently, in October, producers implemented a further U.S.$30 per ADMT price increase and, effective November 1, 2009, have announced a further U.S.$40 per ADMT price increase. Such price increases were partially offset by the continued weakening of the U.S. dollar versus the Euro and Canadian dollar in the period. While prices are substantially improved from the prior quarter, they are still well below prices in the same period of last year.”
     Mr. Lee continued: “Our results were impacted by 30 days of scheduled production downtime at our German mills, including 21 days at our Rosenthal mill in September. Operationally the quarter was a positive one as we benefitted from lower production costs due to improved productivity, lower fiber costs and cost-saving initiatives at all of our mills.”
     Mr. Lee added: “We are also pleased with the approximately Cdn.$57.7 million in credits we have been allocated under the Canadian government’s Pulp and Paper Green Transformation Program. We intend to complete construction of the Celgar green energy project with funding from such credits.”
     Mr. Lee concluded: “We are beginning to see signs of a global economic revival including gains in key Asian economies and improved outlooks in developed economies. In the pulp markets, pricing improvements have been driven by strong demand from China and production curtailments taken by many producers. We currently expect recent pulp price improvements combined with only seven days of scheduled downtime to result in improved operating results in the fourth quarter. Possible headwinds to a robust recovery in our industry include the potential of recently shut capacity coming back online more quickly than anticipated and a second wave of government subsidies for U.S. producers. In general, we are optimistic on the short-term outlook for pulp prices and believe that the sustainability of restarts and other high cost producers is possible only in a sustained higher pulp price environment.”
Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008
     Pulp revenues for the three months ended September 30, 2009 decreased by approximately 18.3% to €145.9 million from €178.6 million in the comparative period of 2008, primarily due to lower pulp list prices. Revenues from the sale of excess energy increased by approximately 67.7% in the third quarter to €10.4 million from €6.2 million in the same quarter last year as a result of the higher tariffs in effect under Germany’s Renewable Energy Resources Act.

     Pulp production decreased to 345,833 ADMTs in the current quarter from 368,378 ADMTs in the same quarter of 2008 primarily as a result of 30 days of scheduled maintenance shutdowns at our German mills. In the comparative quarter of 2008, we had only ten days of scheduled maintenance downtime.
     Pulp sales volume decreased slightly to 361,627 ADMTs in the current quarter from 363,775 ADMTs in the comparative period of 2008. Average pulp sales realizations decreased by approximately 18.0% to €397 per ADMT in the third quarter of 2009, compared to €484 per ADMT in the same period last year, primarily due to lower pulp prices.
     Costs and expenses in the third quarter of 2009 decreased to €156.7 million from €175.0 million in the comparative period of 2008 primarily due to lower pulp production and operating costs.
     Overall, our fiber costs decreased by approximately 17.9% in the third quarter of 2009 from the same period in 2008. Fiber costs at our German mills were lower as demand from the European board industry remains limited. At our Celgar mill, fiber costs continue to benefit from improved woodroom performance and decreased reliance on fiber sourced from third party field chippers. As we move into the final quarter of the year, we expect some upward pressure in pricing for our German mills due to restocking by pulp and paper producers and seasonal demand for firewood.
     During the third quarter of 2009, our pulp inventories decreased by approximately 22.2% to €20.3 million from €26.1 million at the end of the prior quarter, primarily due to lower production as a result of the scheduled maintenance shutdowns at our German mills. Our raw material inventories increased to €25.2 million in the current quarter from €21.0 million at the end of the second quarter of 2009 as a result of lower production and commencement of our regular seasonal build-up.
     For the third quarter of 2009, we recorded an operating loss of €0.5 million compared to operating income of €9.9 million in the comparative quarter of 2008, primarily due to lower price realizations.
     Interest expense in the third quarter of 2009 decreased marginally to €16.1 million from €16.4 million in the comparative quarter of 2008.

     Our Stendal mill recorded an unrealized loss of €3.3 million on its interest rate derivatives in the current quarter, compared to an unrealized loss of €8.2 million in the same period last year. In the three months ended September 30, 2009, we recorded a foreign exchange gain on our debt of €3.8 million compared to a loss of €9.6 million in the same three months of 2008.
     In the third quarter of 2009, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €1.9 million, compared to €3.3 million in the same quarter last year.
     In the third quarter of 2009, we reported Operating EBITDA of €13.0 million compared to Operating EBITDA of €3.9 million in the prior quarter and Operating EBITDA of €24.0 million in the third quarter of 2008. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income attributable to common shareholders or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of Operating EBITDA to net income (loss) attributable to common shareholders, see page 7 of the financial tables included in this press release.
     We reported a net loss attributable to common shareholders of €14.1 million, or €0.39 per basic and diluted share, in the current quarter and a net loss attributable to common shareholders of €17.2 million, or €0.47 per basic and diluted share, in the comparative quarter of 2008. As at September 30, 2009 and 2008, respectively, we had 36,443,487 and 36,422,487 common shares outstanding.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008
     Pulp revenues for the nine months ended September 30, 2009 decreased to €422.4 million from €528.3 million in the comparative period of 2008, primarily due to lower pulp list prices. Revenues from the sale of excess energy increased to €32.3 million from €20.0 million in the same period last year as a result of the higher tariffs in effect under Germany’s Renewable Energy Resources Act.
     In the first nine months of 2009 we reported Operating EBITDA of €17.9 million compared to Operating EBITDA of €76.6 million in the nine months ended September 30, 2008. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our results for the third quarter of 2009 for additional information relating to Operating EBITDA and page 7 of the financial tables for a reconciliation to net income (loss) attributable to common shareholders.
     We reported a net loss attributable to common shareholders for the first nine months of 2009 of €64.9 million, or €1.79 per basic and diluted share. In the first nine months of 2008, we reported a net loss attributable to common shareholders of €13.4 million, or €0.37 per basic and diluted share.
Liquidity and Capital Resources
     The following table is a summary of selected financial information for the periods indicated:

	As at	As at
	September 30,	December 31,
	2009	2008
	(in thousands)
Financial Position
Cash and cash equivalents	€51,275	€42,452
Cash, restricted	—	13,000
Working capital	70,163	154,374
Property, plant and equipment	874,830	881,704
Total assets	1,085,649	1,151,600
Long-term liabilities	876,916	914,970
Total equity	80,417	132,103
     As at September 30, 2009, our cash and cash equivalents were €51.3 million and working capital was €70.2 million. The decrease in working capital includes €14.0 million of higher current indebtedness resulting from the reclassification of the revolving credit facility for our Celgar mill, which matures in May 2010, to a current liability. The lower working capital also reflects improvements in fiber supply chain management and a rebalancing of finished goods inventories from the very high levels we experienced at the end of 2008 amid plummeting world pulp markets. We currently expect to complete an extension of the maturity of the revolving credit facility for Celgar in the fourth quarter of 2009.

Restricted Group
     The following table is a summary of selected financial information for the Restricted Group for the periods indicated:

	As at	As at
	September 30,	December 31,
	2009	2008
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€25,294	€26,176
Working capital	38,346	101,490
Property, plant and equipment	362,748	351,009
Total assets	552,960	564,374
Long-term liabilities	279,648	309,235
Total equity	199,210	210,179
     As at September 30, 2009, our Restricted Group had cash and cash equivalents of €25.3 million and working capital of €38.3 million. The decrease in working capital includes €14.0 million of higher current indebtedness resulting from the reclassification of the Celgar working capital facility to a current liability. The lower working capital amount also reflects improvements in fiber supply chain management and a rebalancing of finished goods inventories from the very high levels the Restricted Group experienced at the end of 2008.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, October 29, 2009 at 10:00 AM (Eastern Daylight Time).
Listeners can access the conference call live and archived through November 29, 2009, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=39172&c=MERC&mediakey=248B7FC2C4F13124 2A1E99AB95341C57&e=0 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until November 5, 2009 at 11:59 PM (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 36160303.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the continuing effects of the ongoing economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	€51,275	€42,452
Cash, restricted	—	13,000
Receivables	73,133	100,158
Inventories	68,459	98,457
Prepaid expenses and other	5,612	4,834

Total current assets	198,479	258,901

Long-term assets
Property, plant and equipment	874,830	881,704
Investments	133	419
Deferred note issuance and other costs	7,659	4,011
Deferred income tax	2,232	3,036
Note receivable, less current portion	2,316	3,529

	887,170	892,699

Total assets	€1,085,649	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€99,292	€87,517
Pension and other post-retirement benefit obligations	554	510
Debt, current portion	28,470	16,500

Total current liabilities	128,316	104,527

Long-term liabilities
Debt, less current portion	795,303	837,918
Unrealized interest rate derivative losses	58,001	47,112
Pension and other post-retirement benefit obligations	14,245	12,846
Capital leases and other	9,367	11,267
Deferred income tax	—	5,827

	876,916	914,970

Total liabilities	1,005,232	1,019,497

EQUITY
Shareholders’ equity
Share capital	202,844	202,844
Paid-in capital	(5,477)	299
Retained earnings (deficit)	(99,984)	(35,046)
Accumulated other comprehensive income (loss)	22,190	(1,872)

Total shareholders’ equity	119,573	166,225

Noncontrolling interest (deficit)	(39,156)	(34,122)

Total equity	80,417	132,103

Total liabilities and equity	€1,085,649	€1,151,600

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Pulp	€145,857	€178,603	€422,412	€528,289
Energy	10,374	6,225	32,275	20,006

	156,231	184,828	454,687	548,295
Costs and expenses
Operating costs	136,566	150,987	417,596	447,111
Operating depreciation and amortization	13,385	14,033	40,325	41,668

	6,280	19,808	(3,234)	59,516
Selling, general and administrative expenses	6,620	9,954	19,797	24,803
Purchase (sale) of emission allowances	153	—	(389)	—

Operating income (loss)	(493)	9,854	(22,642)	34,713

Other income (expense)
Interest expense	(16,085)	(16,424)	(48,953)	(49,057)
Investment income (loss)	20	(2,031)	(3,044)	(300)
Foreign exchange gain (loss) on debt	3,779	(9,560)	4,533	(3,291)
Unrealized gain (loss) on derivative instruments	(3,327)	(8,215)	(10,889)	4,515

Total other income (expense)	(15,613)	(36,230)	(58,353)	(48,133)

Income (loss) before income taxes	(16,106)	(26,376)	(80,995)	(13,420)
Income tax benefit (provision) — current	(13)	(231)	(127)	(68)
— deferred	70	6,144	4,989	(2,982)

Net income (loss)	(16,049)	(20,463)	(76,133)	(16,470)
Less: net loss (income) attributable to noncontrolling interest	1,937	3,290	11,195	3,037

Net income (loss) attributable to common shareholders	(14,112)	(17,173)	(64,938)	(13,433)

Retained earnings (deficit), beginning of period	(85,872)	41,159	(35,046)	37,419

Retained earnings (deficit), end of period	€(99,984)	€23,986	€(99,984)	€23,986

Net income (loss) per share attributable to common shareholders:
Basic and diluted	€(0.39)	€(0.47)	€(1.79)	€(0.37)

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and nine months ended September 30, 2009 and 2008, the Restricted Group was comprised of Mercer International Inc., our Rosenthal and Celgar mills and certain holding subsidiaries. The Restricted Group excludes the Stendal mill.

	September 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€25,294	€25,981	€—	€51,275
Cash, restricted	—	—	—	—
Receivables	32,382	40,751	—	73,133
Inventories	51,395	17,064	—	68,459
Prepaid expenses and other	3,377	2,235	—	5,612

Total current assets	112,448	86,031	—	198,479

Property, plant and equipment	362,748	512,082	—	874,830
Other	2,840	4,952	—	7,792
Deferred income tax	2,232	—	—	2,232
Due from unrestricted group	70,376	—	(70,376)	—
Note receivable, less current portion	2,316	—	—	2,316

Total assets	€552,960	€603,065	€(70,376)	€1,085,649

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€58,995	€40,297	€—	€99,292
Pension and other post-retirement benefit obligations	554	—	—	554
Debt, current portion	14,553	13,917	—	28,470

Total current liabilities	74,102	54,214	—	128,316

Debt, less current portion	259,205	536,098	—	795,303
Due to restricted group	—	70,376	(70,376)	—
Unrealized interest rate derivative losses	—	58,001	—	58,001
Pension and other post-retirement benefit obligations	14,245	—	—	14,245
Capital leases and other	6,198	3,169	—	9,367

Total liabilities	353,750	721,858	(70,376)	1,005,232

EQUITY
Total shareholders’ equity (deficit)	199,210	(79,637)	—	119,573
Noncontrolling interest (deficit)	—	(39,156)	—	(39,156)

Total liabilities and equity	€552,960	€603,065	€(70,376)	€1,085,649

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€26,176	€16,276	€—	€42,452
Cash, restricted	—	13,000	—	13,000
Receivables	57,258	42,900	—	100,158
Inventories	59,801	38,656	—	98,457
Prepaid expenses and other	3,215	1,619	—	4,834

Total current assets	146,450	112,451	—	258,901

Property, plant and equipment	351,009	530,695	—	881,704
Other	4,425	5	—	4,430
Deferred income tax	3,036	—	—	3,036
Due from unrestricted group	55,925	—	(55,925)	—
Note receivable, less current portion	3,529	—	—	3,529

Total assets	€564,374	€643,151	€(55,925)	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,450	€43,067	€—	€87,517
Pension and other post-retirement benefit obligations	510	—	—	510
Debt, current portion	—	16,500	—	16,500

Total current liabilities	44,960	59,567	—	104,527

Debt, less current portion	289,222	548,696	—	837,918
Due to restricted group	—	55,925	(55,925)	—
Unrealized interest rate derivative losses	—	47,112	—	47,112
Pension and other post-retirement benefit obligations	12,846	—	—	12,846
Capital leases and other	7,167	4,100	—	11,267
Deferred income tax	—	5,827	—	5,827

Total liabilities	354,195	721,227	(55,925)	1,019,497

EQUITY
Total shareholders’ equity (deficit)	210,179	(43,954)	—	166,225
Noncontrolling interest (deficit)	—	(34,122)	—	(34,122)

Total liabilities and equity	€564,374	€643,151	€(55,925)	€1,151,600

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended September 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€79,213	€66,644	€—	€145,857
Energy	3,201	7,173	—	10,374

	82,414	73,817	—	156,231

Operating costs	78,360	58,206	—	136,566
Operating depreciation and amortization	6,816	6,569	—	13,385
Selling, general and administrative expenses and other	3,824	2,949	—	6,773

	89,000	67,724	—	156,724

Operating income (loss)	(6,586)	6,093	—	(493)

Other income (expense)
Interest expense	(6,546)	(10,674)	1,135	(16,085)
Investment income (loss)	1,112	43	(1,135)	20
Foreign exchange gain (loss) on debt	3,779	—	—	3,779
Unrealized gain (loss) on derivative instruments	—	(3,327)	—	(3,327)

Total other income (expense)	(1,655)	(13,958)	—	(15,613)

Income (loss) before income taxes	(8,241)	(7,865)	—	(16,106)
Income tax benefit (provision)	108	(51)	—	57

Net income (loss)	(8,133)	(7,916)	—	(16,049)
Less: net (income) loss attributable to noncontrolling interest	—	1,937	—	1,937

Net income (loss) attributable to common shareholders	€(8,133)	€(5,979)	€—	€(14,112)

	Three Months Ended September 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€102,604	€75,999	€—	€178,603
Energy	2,316	3,909	—	6,225

	104,920	79,908	—	184,828

Operating costs	91,034	59,953	—	150,987
Operating depreciation and amortization	7,333	6,700	—	14,033
Selling, general and administrative expenses	6,585	3,369	—	9,954

	104,952	70,022	—	174,974

Operating income (loss)	(32)	9,886	—	9,854

Other income (expense)
Interest expense	(6,687)	(10,719)	982	(16,424)
Investment income (loss)	1,679	(2,728)	(982)	(2,031)
Foreign exchange gain (loss) on debt	(9,560)	—	—	(9,560)
Unrealized gain (loss) on derivative instruments	—	(8,215)	—	(8,215)

Total other income (expense)	(14,568)	(21,662)	—	(36,230)

Income (loss) before income taxes	(14,600)	(11,776)	—	(26,376)
Income tax benefit (provision)	5,173	740	—	5,913

Net income (loss)	(9,427)	(11,036)	—	(20,463)
Less: net (income) loss attributable to noncontrolling interest	—	3,290	—	3,290

Net income (loss) attributable to common shareholders	€(9,427)	€(7,746)	€—	€(17,173)

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Nine Months Ended September 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€230,672	€191,740	€—	€422,412
Energy	11,162	21,113	—	32,275

	241,834	212,853	—	454,687

Operating costs	230,489	187,107	—	417,596
Operating depreciation and amortization	20,408	19,917	—	40,325
Selling, general and administrative expenses and other	12,540	6,868	—	19,408

	263,437	213,892	—	477,329

Operating income (loss)	(21,603)	(1,039)	—	(22,642)

Other income (expense)
Interest expense	(20,775)	(31,543)	3,365	(48,953)
Investment income (loss)	3,262	(2,941)	(3,365)	(3,044)
Foreign exchange gain (loss) on debt	4,533	—	—	4,533
Unrealized gain (loss) on derivative instruments	—	(10,889)	—	(10,889)

Total other income (expense)	(12,980)	(45,373)	—	(58,353)

Income (loss) before income taxes	(34,583)	(46,412)	—	(80,995)
Income tax benefit (provision)	(833)	5,695	—	4,862

Net income (loss)	(35,416)	(40,717)	—	(76,133)
Less: net (income) loss attributable to noncontrolling interest	—	11,195	—	11,195

Net income (loss) attributable to common shareholders	€(35,416)	€(29,522)	€—	€(64,938)

	Nine Months Ended September 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€301,400	€226,889	€—	€528,289
Energy	7,996	12,010	—	20,006

	309,396	238,899	—	548,295

Operating costs	262,308	184,803	—	447,111
Operating depreciation and amortization	21,528	20,140	—	41,668
Selling, general and administrative expenses and other	15,194	9,609	—	24,803

	299,030	214,552	—	513,582

Operating income (loss)	10,366	24,347	—	34,713

Other income (expense)
Interest expense	(19,769)	(32,200)	2,912	(49,057)
Investment income (loss)	4,972	(2,360)	(2,912)	(300)
Foreign exchange gain (loss) on debt	(3,181)	(110)	—	(3,291)
Unrealized gain (loss) on derivative instruments	—	4,515	—	4,515

Total other income (expense)	(17,978)	(30,155)	—	(48,133)

Income (loss) before income taxes	(7,612)	(5,808)	—	(13,420)
Income tax benefit (provision)	1,716	(4,766)	—	(3,050)

Net income (loss)	(5,896)	(10,574)	—	(16,470)
Less: net (income) loss attributable to noncontrolling interest	—	3,037	—	3,037

Net income (loss) attributable to common shareholders	€(5,896)	€(7,537)	€—	€(13,433)

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss) attributable to common shareholders	€(14,112)	€(17,173)	€(64,938)	€(13,433)
Net income (loss) attributable to noncontrolling interest	(1,937)	(3,290)	(11,195)	(3,037)
Income taxes (benefits)	(57)	(5,913)	(4,862)	3,050
Interest expense	16,085	16,424	48,953	49,057
Investment (income) loss	(20)	2,031	3,044	300
Foreign exchange (gain) loss on debt	(3,779)	9,560	(4,533)	3,291
Unrealized (gain) loss on derivative instruments	3,327	8,215	10,889	(4,515)

Operating income (loss)	(493)	9,854	(22,642)	34,713
Add: Depreciation and amortization.	13,447	14,103	40,518	41,879

Operating EBITDA(1)	€12,954	€23,957	€17,876	€76,592

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Restricted Group
Net income (loss) attributable to common shareholders	€(8,133)	€(9,427)	€(35,416)	€(5,896)
Income taxes (benefits)	(108)	(5,173)	833	(1,716)
Interest expense	6,546	6,687	20,775	19,769
Investment (income) loss	(1,112)	(1,679)	(3,262)	(4,972)
Foreign exchange (gain) loss on debt	(3,779)	9,560	(4,533)	3,181

Operating income (loss)	(6,586)	(32)	(21,603)	10,366
Add: Depreciation and amortization.	6,878	7,403	20,601	21,739

Operating EBITDA(1)	€292	€7,371	€(1,002)	€32,105

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(7)

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